Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

Frontier Communications Reports 2014 First Quarter Results

	Q1 2014	Q1 2013
Record broadband net additions	37,200	28,200
Residential customer retention improvement	49%	38%
Industry leading operating cash flow margins	45%	47%
Attractive dividend payout ratio	43%	48%

●	2014 guidance for cash flow, capital expenditures and cash taxes reaffirmed

Stamford, Conn., May 6, 2014 — Frontier Communications Corporation (NASDAQ: FTR) today reported first quarter 2014 revenue of $1,154.0 million, operating income of $226.0 million and net income attributable to common shareholders of $39.3 million, or $0.04 per share. Excluding acquisition and integration costs of $10.6 million, acquisition-related interest expense of $7.5 million and severance costs of $0.4 million, partially offset by discrete tax items of $2.9 million (combined impact of $9.1 million after tax), non-GAAP adjusted net income attributable to common shareholders for the first quarter of 2014 is $48.4 million, or $0.05 per share.

“We are extremely pleased to report that the strong momentum we experienced in all four quarters of 2013 continued in the first quarter of 2014,” said Maggie Wilderotter, Frontier’s Chairman and Chief Executive Officer.  “First quarter broadband net additions of more than 37,000 established yet another new quarterly record for Frontier, growing share in 91% of our markets.  In addition, our first quarter go-to-market and retention efforts saw the lowest drop in residential customers in over five years with fewer than 10,000 customers lost in the quarter. Our monthly customer recurring revenue continues to stabilize and our new Frontier Secure Broadband bundles have had strong sales out of the gate. Small business bundles have gained traction and we are excited about our new Internet of Things (IoT) product rollout in the second quarter based on our agreement to market the Dropcam portfolio. First quarter results also strengthened our dividend sustainability with a low 43% payout ratio.”

Dan McCarthy, Frontier’s President and Chief Operating Officer added, “In addition to achieving another strong quarter operationally, we have been making headway in laying the groundwork for integration of the AT&T Connecticut properties we are acquiring. Major conversion activities are under way and on schedule. In addition, we are focused on securing the necessary regulatory approvals, and we believe the acquisition will still close in the fourth quarter of 2014.”

Revenue for the first quarter of 2014 was $1,154.0 million as compared to $1,180.4 million in the fourth quarter of 2013 and $1,205.4 million in the first quarter of 2013. Total revenue for the first quarter of 2014 declined sequentially by $26.3 million, or 2.2%, from the fourth quarter of 2013 and by $51.4 million, or 4.3%, from the first quarter of 2013.

Customer revenue for the first quarter of 2014 of $1,020.9 million declined 2.3% sequentially as compared to $1,044.9 million in the fourth quarter of 2013 primarily due to lower voice revenue, partially offset by the increase in data services revenue, certain carrier dispute settlements that occurred in the fourth quarter of 2013, timing on certain CPE sales and lower non-switched access revenue due to the expected decline in wireless backhaul. Total residential revenue was $496.0 million for the first quarter of 2014 as compared to $501.6 million in the fourth quarter of 2013, a 1.1% sequential decrease in the quarter. Total business revenue was $525.0 million for the first quarter of 2014 as compared to $543.3 million in the fourth quarter of 2013, a 3.4% decline in the quarter.

At March 31, 2014, the Company had 2,793,900 residential customers and 266,400 business customers. The first quarter of 2014 resulted in a 49% sequential quarterly improvement, reflecting a loss of 9,600 customers as compared to 18,700 customers in the three months ended December 31, 2013 and 27,800 customers in the three months ended March 31, 2013. For the three months ended March 31, 2014,  the Company improved the rate of decline in residential customers by 66% as compared to the three months ended March 31, 2013. The average monthly residential revenue per customer was $59.07 in the first quarter of 2014, an improvement of $0.28 as compared to $58.79 in the first quarter of 2013 and a decline of $0.37 as compared to $59.44 in the fourth quarter of 2013.  The sequential quarterly decline in average monthly residential revenue per customer includes the impact of a November 2013 through January 2014 promotion with a bundled Frontier Secure offering.

During the three months ended March 31, 2014, the Company improved the rate of decline in business customers by 12% as compared to the three months ended March 31, 2013, losing approximately 4,400 customers as compared to 3,900 customers in the three months ended December 31, 2013 and 5,100 customers in the three months ended March 31, 2013. During the most recent quarter, the average monthly business revenue per customer was $651.53,  or 1.0% higher than the first quarter of 2013 and 1.9% lower than the fourth quarter of 2013. The sequential quarterly decline in average monthly business revenue per customer is primarily due to lower business revenue from the decline in non-switched access revenue.

The Company’s broadband customer net additions were 37,200 during the first quarter of 2014. The Company had 1,903,800 broadband customers at March 31, 2014. The Company added 5,000 net video customers during the first quarter of 2014. The Company had 390,300 video customers at March 31, 2014.

Network access expenses for the first quarter of 2014 were $107.1 million as compared to $110.6 million in the fourth quarter of 2013 and $109.4 million in the first quarter of 2013.

Other operating expenses for the first quarter of 2014 were $528.9 million as compared to $516.4 million in the fourth quarter of 2013 and $541.5 million in the first quarter of 2013, with the sequential increase from the fourth quarter of 2013 primarily due to the seasonally higher payroll taxes.  Included in other operating expenses were severance costs of $0.4 million, $2.1 million and $2.4 million in the first quarter of 2014, the fourth quarter of 2013 and the first quarter of 2013, respectively. Other operating expenses, excluding severance costs, in the first quarter of 2014 were lower than in the first quarter of 2013 by $10.5 million, primarily due to decreased compensation and benefit costs resulting from reduced headcount and lower outside service costs, partially offset by an increase in certain litigation reserves.

Depreciation and amortization for the first quarter of 2014 was $281.4 million as compared to $282.3 million in the fourth quarter of 2013  and $303.7 million in the first quarter of 2013. Amortization expense decreased by $11.1 million in the first quarter of 2014 as compared to the first quarter of 2013 due to lower amortization related to the customer base that is amortized on an accelerated method.

Acquisition and integration costs for the first quarter of 2014 were $10.6 million ($0.01 per share after tax) as compared to $9.7 million ($0.01 per share after tax) in the fourth quarter of 2013 in connection with the pending AT&T Connecticut transaction, as previously announced on December 17, 2013.

Operating income for the first quarter of 2014 was $226.0 million and operating income margin was 19.6 percent as compared to operating income of $257.6 million and operating income margin of 21.8 percent in the fourth quarter of 2013 and operating income of $250.8 million and operating income margin of 20.8 percent in the first quarter of 2013.

Interest expense for the first quarter of 2014 was $171.0 million as compared to $165.6 million in the fourth quarter of 2013 and $171.4 million in the first quarter of 2013.  Interest expense remained relatively flat, as compared to the first quarter of 2013, primarily due to the $7.5 million recognized during the first quarter of 2014 related to commitment fees on the bridge loan facility in connection with the pending AT&T Connecticut transaction, offset by lower average debt levels resulting from the debt refinancing activities and debt retirements during 2013.

Income tax expense for the first quarter of 2014 was $17.2 million as compared to $24.3 million in the fourth quarter of 2013 and $33.3 million in the first quarter of 2013. Income tax expense decreased by $16.1 million in the first quarter of 2014 as compared to the first quarter of 2013 principally due to lower pretax income resulting from decreased operating income.  The Company had an effective tax rate for the first quarter of 2014 and 2013 of 30.4% and 39.6%, respectively. The first quarter of 2014 includes discrete tax items arising from changes in state tax laws with an impact of $2.9 million in reduced income tax expense.

Net income attributable to common shareholders of Frontier was $39.3 million, or $0.04 per share, in the first quarter of 2014, as compared to $67.8 million, or $0.07 per share, in the fourth quarter of 2013 and $48.1 million, or $0.05 per share, in the first quarter of 2013. The first quarter of 2014 includes acquisition and integration costs of $10.6 million,  acquisition related interest expense of $7.5 million and severance costs of $0.4 million, partially offset by discrete tax items of $2.9 million (combined impact of $9.1 million after tax). Excluding the impact of the aforementioned items, non-GAAP adjusted net income attributable to common shareholders of Frontier for the first quarter of 2014 would be $48.4 million, or $0.05 per share, as compared to $72.2 million, or $0.07 per share, in the fourth quarter of 2013 and $48.8 million, or $0.05 per share, in the first quarter of 2013.

Capital expenditures for Frontier business operations were $135.1 million for the first quarter of 2014 as compared to $189.0 million for the first quarter of 2013. The Company also incurred $10.3 million in capital expenditures during the first quarter of 2014 related to integration activities in connection with the pending AT&T Connecticut transaction. In the first quarter of 2014, the Company also used $6.4 million of the previously received Connect America Fund funding, as compared to $1.8 million in the first quarter of 2013.

Operating cash flow, as adjusted and defined by the Company in the attached Schedule A, was $521.5 million for the first quarter of 2014 resulting in an operating cash flow margin of 45.2%.  Operating cash flow, as reported, of $507.4 million has been adjusted to exclude  $10.6 million of acquisition and integration costs, $3.1 million of non-cash pension and other postretirement benefit costs and $0.4 million of severance costs.

Free cash flow, as defined by the Company in the attached Schedule A, was $235.2 million for the first quarter of 2014. The Company’s dividend represents a payout of 43% of free cash flow for the first quarter of 2014.

Working Capital

At March 31, 2014,  the Company had a working capital surplus of $267.5 million, which includes the classification of certain debt maturing in the second quarter of 2014 of $215.1 million as a current liability.

Pension Contributions

The Company made total cash contributions to its pension plan of $11.6 million during the first quarter of 2014. We expect that we will make contributions of cash and/or other assets to our pension plan of approximately $100 million in 2014.

2014 Guidance Remains Unchanged

For the full year of 2014, the Company’s expectations for capital expenditures and free cash flow for Frontier business operations remain unchanged and are within a range of $575 million to $625 million and $725 million to $775 million, respectively. Acquisition and integration costs for the pending AT&T Connecticut transaction are excluded from this guidance. The Company expects that absent any further legislative changes in 2014, its cash taxes guidance remains unchanged and will be in the range of $130 million to $160 million for 2014 for our current business operations and our estimated pre-close integration expenditures.  Our expectations to incur additional operating expenses of $140 million to $170 million and capital expenditures of $85 million to $105 million in 2014 related to integration activities in connection with the pending AT&T Connecticut transaction also remains unchanged.

Non-GAAP Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow. A reconciliation of the differences between non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income attributable to common shareholders of Frontier as reflected in the statement of operations or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow,  operating cash flow and adjusted operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income attributable to common shareholders of Frontier in the statement of operations, or cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude investment gains, discrete tax items, acquisition and integration costs, acquisition related interest expense, severance costs, pension settlement costs and non-cash pension and other postretirement benefit costs, as disclosed in the attached Schedules A and B, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

The Company will host a conference call today at 4:30 P.M. Eastern time.  In connection with the conference call and as a convenience to investors, the Company furnished today on a Current Report on Form 8-K certain materials regarding first quarter 2014 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/events.cfm

A telephonic replay of the conference call will be available for one week beginning at 7:30 P.M. Eastern time, Tuesday, May 6, 2014 via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820, passcode 7038009.  A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 27 states.  Frontier’s approximately 13,700 employees are based entirely in the United States.  More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties include, but are not limited to:  our ability to complete the acquisition of the Connecticut operations from AT&T; the ability to successfully integrate the Connecticut operations of AT&T into our existing operations; the risk that the cost savings from the AT&T Transaction may not be fully realized or may take longer to realize than expected; the sufficiency of the assets to be acquired from AT&T to enable the combined company to operate the acquired business; failure to enter into or obtain, or delays in entering into or obtaining, certain agreements and consents necessary to operate the acquired business as planned; the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the AT&T Transaction; the effects of increased expenses incurred due to activities related to the AT&T Transaction; disruption from the AT&T Transaction making it more difficult to maintain relationships with customers or suppliers; the effects of greater than anticipated competition from cable, wireless and other wireline carriers that could require us to implement new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our voice customers that we cannot offset with increases in broadband subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to successfully adjust to changes in the communications industry and to implement strategies for growth; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; the effects of changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of technological changes and competition on our capital expenditures, products and service offerings, including the lack of assurance that our network improvements in speed and capacity will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical expenses (including as a result of the impact of the Patient Protection and Affordable Care Act) and pension and postemployment expenses, such as retiree medical and severance costs, and related funding requirements; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2014 and beyond; the effects of economic downturns which could result in difficulty in collection of revenues and loss of customers; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing to us; our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity may affect our payment of dividends on our common shares; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; and the effects of severe weather events such as hurricanes, tornadoes, ice storms or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue. These and other uncertainties related to our business are described in greater detail in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

###

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
($ in thousands, except per share amounts)	March 31,	December 31,	March 31,
	2014	2013	2013

Income Statement Data
Revenue	$1,154,046	$1,180,369	$1,205,396

Operating expenses:
Network access expenses	107,092	110,606	109,398
Other operating expenses (1)	528,926	516,413	541,499
Depreciation and amortization	281,407	282,275	303,675
Pension settlement costs (2)	-	3,854	-
Acquisition and integration costs (3)	10,596	9,652	-
Total operating expenses	928,021	922,800	954,572

Operating income	226,025	257,569	250,824

Investment and other income, net	1,395	43	4,654
Interest expense	170,957	165,596	171,420

Income before income taxes	56,463	92,016	84,058
Income tax expense	17,189	24,261	33,275

Net income (2)(3)	39,274	67,755	50,783
Less: Income attributable to the noncontrolling
interest in a partnership	-	-	2,643

Net income attributable to common shareholders
of Frontier	$39,274	$67,755	$48,140

Weighted average shares outstanding	994,026	993,245	991,873

Basic net income per common share attributable
to common shareholders of Frontier (4)	$0.04	$0.07	$0.05

Non-GAAP adjusted net income per common share
attributable to common shareholders of Frontier (4)(5)	$0.05	$0.07	$0.05

Other Financial Data
Capital expenditures - Business operations	$135,059	$150,603	$189,009
Capital expenditures - Integration activities	10,348	-	-
Operating cash flow, as adjusted (5)	521,469	570,156	561,932
Free cash flow (5)	235,154	248,225	206,207
Dividends paid	100,228	99,946	99,812
Dividend payout ratio (6)	43%	40%	48%

(1)   Includes severance costs of $0.4 million, $2.1 million and $2.4 million for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

(2)  Reflects non-cash pension settlement charges of $3.9 million ($2.4 million after tax) during the quarter ended December 31, 2013 for the accelerated recognition of a portion of the unrecognized actuarial losses in the Company’s pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

(3)   Reflects acquisition and integration costs of $10.6 million ($6.9 million or $0.01 per share after tax) and $9.7 million ($6.1 million or $0.01 per share after tax) for the quarters ended March 31, 2014 and December 31, 2013, respectively.

(4)    Calculation based on weighted average shares outstanding.

(5)    Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.

(6)    Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended
($ in thousands, except operating data)	March 31,	December 31,	March 31,
	2014	2013	2013

Selected Income Statement Data
Revenue:
Voice services	$482,319	$494,807	$525,944
Data and internet services	461,496	472,986	454,836
Other	77,123	77,091	82,358
Customer revenue	1,020,938	1,044,884	1,063,138
Switched access and subsidy	133,108	135,485	142,258
Total revenue	$1,154,046	$1,180,369	$1,205,396

Other Financial and Operating Data
Revenue:
Residential (1)	$495,964	$501,580	$514,525
Business (1)	524,974	543,304	548,613
Customer revenue	1,020,938	1,044,884	1,063,138
Switched access and subsidy	133,108	135,485	142,258
Total revenue	$1,154,046	$1,180,369	$1,205,396

Customers	3,060,280	3,074,280	3,140,281
Residential customer metrics:
Customers	2,793,908	2,803,481	2,859,229
Revenue (1)	$495,964	$501,580	$514,525
Average monthly residential revenue per customer (1)(2)	$59.07	$59.44	$58.79
Customer monthly churn	1.63%	1.67%	1.64%

Business customer metrics:
Customers	266,372	270,799	281,052
Revenue (1)	$524,974	$543,304	$548,613
Average monthly business revenue per customer (1)	$651.53	$664.04	$644.87

Employees	13,676	13,650	14,363
Broadband subscribers	1,903,828	1,866,670	1,782,599
Video subscribers	390,334	385,353	364,961
Switched access minutes of use (in millions)	3,943	4,008	4,290

(1)   Revised from the previously disclosed amounts to reflect the reclassification of certain revenues of $273 and $1,545 from residential to business for the quarters ended December 31, 2013 and March 31, 2013, respectively, as summarized in Schedule C.

(2)   Calculation excludes the Mohave Cellular Limited Partnership.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in thousands)
	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$954,241	$880,039
Accounts receivable, net	463,081	479,210
Restricted cash	11,412	11,411
Other current assets	170,680	248,179
Total current assets	1,599,414	1,618,839

Restricted cash	2,000	2,000
Property, plant and equipment, net	7,190,258	7,255,762
Other assets - principally goodwill	7,677,202	7,758,883
Total assets	$16,468,874	$16,635,484

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$365,625	$257,916
Accounts payable and other current liabilities	966,251	1,043,671
Total current liabilities	1,331,876	1,301,587

Deferred income taxes and other liabilities	3,376,654	3,404,749
Long-term debt	7,762,672	7,873,667
Equity	3,997,672	4,055,481
Total liabilities and equity	$16,468,874	$16,635,484

Frontier Communications Corporation

Consolidated Cash Flow Data

($ in thousands)	For the quarter ended March 31,
	2014	2013

Cash flows provided by (used in) operating activities:
Net income	$39,274	$50,783
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization expense	281,407	303,675
Pension/OPEB costs	3,053	5,018
Stock based compensation expense	6,151	3,885
Other non-cash adjustments	10,140	1,710
Deferred income taxes	(22,479)	(10,133)
Change in accounts receivable	16,129	48,951
Change in accounts payable and other liabilities	(70,663)	(84,756)
Change in other current assets	49,852	40,159
Net cash provided by operating activities	312,864	359,292

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(135,059)	(189,009)
Capital expenditures - Integration activities	(10,348)	-
Network expansion funded by Connect America Fund	(6,380)	(1,815)
Grant funds received for network expansion from Connect America Fund	3,748	5,998
Cash transferred from escrow	-	(11)
Other assets purchased and distributions received, net	14,217	528
Net cash used by investing activities	(133,822)	(184,309)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	10,706	-
Long-term debt payments	(14,479)	(517,129)
Dividends paid	(100,228)	(99,812)
Repayment of customer advances for construction,
distributions to noncontrolling interests and other	(839)	(7,279)
Net cash used by financing activities	(104,840)	(624,220)

(Decrease)/Increase in cash and cash equivalents	74,202	(449,237)
Cash reclassed to assets held for sale	-	(1,386)
Cash and cash equivalents at January 1,	880,039	1,326,532

Cash and cash equivalents at March 31,	$954,241	$875,909

Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$145,620	$168,095
Income taxes (refunds), net	$(4,928)	$947

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
($ in thousands)	March 31,	December 31,	March 31,
	2014	2013	2013

Operating Income to Adjusted Operating Cash Flow
to Free Cash Flow

Revenue	$1,154,046	$1,180,369	$1,205,396
Less: Total operating expenses	928,021	922,800	954,572
Operating income	226,025	257,569	250,824

Depreciation and amortization	281,407	282,275	303,675
Operating cash flow	507,432	539,844	554,499

Add back:
Acquisition and integration costs	10,596	9,652	-
Pension/OPEB costs (non-cash) (1)	3,053	14,685	5,018
Pension settlement costs (2)	-	3,854	-
Severance costs	388	2,121	2,415
Adjusted operating cash flow	521,469	570,156	561,932

Add back:
Interest and dividend income	1,122	133	1,766
Stock based compensation	6,151	4,371	3,885

Subtract:
Cash paid (refunded) for income taxes	(4,928)	11,486	947
Capital expenditures - Business operations (3)	135,059	150,603	189,009
Interest expense (4)	163,457	164,346	171,420
Free cash flow	$235,154	$248,225	$206,207

Operating income margin (Operating income
divided by revenue)
As Reported	19.6%	21.8%	20.8%
As Adjusted (5)	20.8%	24.4%	21.4%

Operating cash flow margin (Operating cash flow
divided by revenue)
As Reported	44.0%	45.7%	46.0%
As Adjusted	45.2%	48.3%	46.6%

(1)    Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $14.3 million, $16.2 million and $20.6 million for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively, less cash pension contributions and certain OPEB costs/payments of $11.2 million, $1.5 million and $15.6 million for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

(2)    Reflects non-cash pension settlement charges of $3.9 million ($2.4 million after tax) during the quarter ended December 31, 2013 for the accelerated recognition of a portion of the unrecognized actuarial losses in the Company’s pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

(3)     Excludes capital expenditures for integration activities.

(4)    Excludes interest expense of $7.5 million and $1.3 million for the quarters ended March 31, 2014 and December 31, 2013, respectively, related to commitment fees on the bridge loan facility in connection with the pending AT&T Connecticut transaction.

(5)     Excludes acquisition and integration costs, pension and OPEB costs (non-cash), pension settlement costs and severance costs.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except per share amounts)
	For the quarter ended
	March 31, 2014		December 31, 2013		March 31, 2013
Net income attributable to common shareholders of Frontier	Net Income	Earnings Per Share	Net Income	Earnings Per Share	Net Income	Earnings Per Share

GAAP, as reported	$39,274	$0.04	$67,755	$0.07	$48,140	$0.05
Pension settlement costs	-	-	2,389	-	-	-
Gain on investment in Adelphia	-	-	-	-	(795)	-
Acquisition and integration costs	6,855	0.01	6,124	0.01	-	-
Severance costs	251	-	1,419	-	1,482	-
Acquisition related interest expense (1)	4,852	-	793	-	-	-
Discrete tax items (2)	(2,866)	-	(6,236)	(0.01)	-	-
Non-GAAP, as adjusted (3)	$48,366	$0.05	$72,244	$0.07	$48,827	$0.05

(1)     Represents interest expense related to commitment fees on the bridge loan facility in connection with the pending AT&T Connecticut transaction.

(2)    Includes impact arising from state law changes, the net reversal of uncertain tax positions, changes in deferred tax balances, federal research and development tax credits and non-deductible transaction costs.

(3)   Non-GAAP, as adjusted may not sum due to rounding.

Schedule C

Frontier Communications Corporation

Revenue Reclassifications

($ in thousands, except per customer	For the	For the
amounts)	Quarter Ended	Year Ended	For the Quarter Ended
	3/31/2014	12/31/2013	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Segmentation
As Reported
Residential	$495,964	$2,029,479	$503,125	$506,073	$505,483	$514,798
Business	524,974	2,180,456	541,759	543,990	546,367	548,340
Customer revenue	$1,020,938	$4,209,935	$1,044,884	$1,050,063	$1,051,850	$1,063,138

As Revised
Residential	$495,964	$2,026,910	$501,580	$505,624	$505,181	$514,525
Business	524,974	2,183,025	543,304	544,439	546,669	548,613
Customer revenue	$1,020,938	$4,209,935	$1,044,884	$1,050,063	$1,051,850	$1,063,138

Adjustments
Residential	$-	$(2,569)	$(1,545)	$(449)	$(302)	$(273)
Business	-	2,569	1,545	449	302	273
Customer revenue	$-	$-	$-	$-	$-	$-

Residential ARPC
As Reported	$59.07	$59.30	$59.62	$59.56	$59.10	$58.82
As Revised	$59.07	$59.23	$59.44	$59.50	$59.06	$58.79
Adjustments	$-	$(0.07)	$(0.18)	$(0.06)	$(0.04)	$(0.03)

Business ARPC
As Reported	$651.53	$653.26	$662.15	$656.06	$651.39	$644.55
As Revised	$651.53	$654.04	$664.04	$656.60	$651.75	$644.87
Adjustments	$-	$0.78	$1.89	$0.54	$0.36	$0.32